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EXHIBIT 99-a


             Cautionary Statement Regarding Forward-Looking Statements

     The Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is filing this cautionary statement in connection with such safe harbor legislation. This Form 10-K, the Company's Annual Report to Shareholders, any Form 10-Q or Form 8-K of the Company or any other written or oral statements made by or on behalf of the Company may include forward-looking statements which reflect the Company's current views with respect to future events and financial performance. The words "believe," "expect," "anticipate," "intends," "estimate," "forecast," "project" and similar expressions identify forward-looking statements.

     The Company wishes to caution investors that any forward-looking statements made by or on behalf of the Company are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to the Risk Factors listed below (many of which have been discussed in prior SEC filings by the Company). Though the Company has attempted to list comprehensively these important factors, the Company wishes to caution investors that other factors may in the future prove to be important in affecting the Company's results of operations. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

     Investors are further cautioned not to place undue reliance on such forward-looking statements as they speak only of the Company's views as of the date the statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                    RISK FACTORS

     RAPID TECHNOLOGICAL CHANGE AND IMPORTANCE OF NEW PRODUCTS. The telecommunications equipment industry is characterized by rapid technological change, evolving industry standards, changing market conditions and frequent new product introductions and enhancements. The introduction of products embodying new technologies or the emergence of new industry standards can render existing products or products under development obsolete or unmarketable. ADC's ability to anticipate changes in technology and industry standards and successfully to develop and introduce new products on a timely basis will be a significant factor in ADC's ability to grow and remain competitive. New product development often requires long-term forecasting of market trends, development and implementation of new technologies and processes and a substantial capital commitment. ADC has invested and continues to invest substantial resources toward the development of new products. Development and customer acceptance of new products is inherently uncertain, and there can be no assurance that ADC will successfully complete the commercialization of new products on a timely basis or that such products will be commercially successful. Any failure by ADC to anticipate or respond on a cost-effective and timely basis to technological developments, changes in industry standards or customer requirements, or any significant delays in product development or introduction, could have a material adverse effect on ADC's business, operating results and financial condition.

     UNCERTAIN MARKET FOR BROADBAND NETWORK PRODUCTS. Over the past several years, ADC's principal product offerings have generally consisted of copper-based and fiber-based products designed to address the needs of its customers for connectivity, transmission and networking applications on traditional telephony networks. However, with the growth of multimedia and the associated development of enhanced voice, video and data transmission technologies, ADC's recent product offerings and research and development efforts have been increasingly focused on addressing the broadband telecommunications equipment market through the use of new or different technologies. The market for broadband


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telecommunications products is emerging and rapidly changing.  ADC's future growth is dependent in part on its ability to successfully develop and commercially introduce new products in each of its product groups addressing this market, as well as the growth in this market. The growth in the market for such broadband telecommunications products is dependent on a number of factors, including regulatory and legal developments and end-user demand for integrated voice, video, data and other network services. There can be no assurance that the market for broadband telecommunications products will develop rapidly, or that there can be reliable predictions made of technological trends or products in this field. In addition, to the extent this market develops, there can be no assurance that ADC's products will meet with market acceptance or be profitable. There also can be no assurance that public network providers will increase or maintain consistent levels of capital expenditures for deployment of telecommunications network systems, equipment or technologies, or that they will respond quickly or favorably to regulatory changes in the telecommunications equipment industry.

     COMPETITION. Competition in the telecommunications equipment industry is intense, and ADC believes that competition may increase substantially with the deployment of broadband networks and the recent regulatory changes. See "Changing Regulatory Environment." Many of ADC's foreign and domestic competitors have more extensive engineering, manufacturing, marketing, financial and personnel resources than ADC. ADC believes its success in competing with other manufacturers of telecommunications products depends primarily on its engineering, manufacturing and marketing skills, the price, quality and reliability of its products, and its delivery and service capabilities. ADC anticipates increasing pricing pressures from current and future competitors in certain of the markets for its products. In addition, ADC believes that technological change, the increasing addition of data, video and other services to networks, continuing regulatory change and industry consolidation or new entrants will continue to cause rapid evolution in the competitive environment of the telecommunications equipment market, the full scope and nature of which is difficult to predict at this time. Increased competition could result in price reductions, reduced margins and loss of market share by ADC. There can be no assurance that ADC will be able to compete successfully with its existing or new competitors or that competitive pressures faced by ADC will not materially and adversely affect its business, operating results and financial condition.

     FLUCTUATIONS IN OPERATING RESULTS. ADC's operating results may fluctuate significantly from quarter to quarter due to several factors, including, without limitation, the volume and timing of orders from, and shipments to, major customers, the timing of and the ability to obtain new customer contracts, the timing of new product announcements and the availability of product by ADC or its competitors, overall level of capital expenditures by public network providers, market acceptance of new and enhanced versions of ADC's products, variations in the mix of products ADC sells or its sales channels, and the availability and cost of key components. Many of the foregoing factors, in turn, are affected by the changing competitive environment in which the Company's customers operate and may be affected by consolidation among telecommunications service providers. In addition, the Company is experiencing growth through acquisition and expansion, and its recent results of operations may not be indicative of results to be achieved in future periods. ADC's expense levels are based in part on expectations of future revenues. If revenue levels in a particular period do not meet expectations, operating results will be adversely affected. In addition, ADC's results of operations are subject to seasonal factors. ADC historically has experienced a stronger demand for its products in the fourth fiscal quarter, primarily as a result of ADC year-end incentives and customer budget cycles, and has experienced a weaker demand for its products in the first fiscal quarter, primarily as a result of the number of holidays in late November, December and early January and a general industry slowdown during that period. There can be no assurance that these historical seasonal trends will continue in the future.

     CHANGING REGULATORY ENVIRONMENT. The telecommunications industry is subject to regulation in the United States and other countries. ADC's business is dependent upon the continued growth of the telecommunications industry in the United States and internationally. Federal and state regulatory agencies regulate most of ADC's domestic customers. On January 3, 1996, the U.S. Congress passed the Telecommunications Act of 1996 (the "Telecommunications Act"). The President of the United States signed the Telecommunications Act into law on February 8, 1996. The Telecommunications Act will lift certain restrictions on the ability of companies, including Regional Bell Operating Companies ("RBOCs") and other customers of ADC, to compete with one another and change the regulation of the telecommunications industry. While ADC believes that the changes in regulation of the


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telecommunications industry could increase ADC's opportunities to provide solutions for its customers' voice, data and video needs, this is dependent on the reaction of ADC's existing and prospective customers to such regulatory trends. To date, increased competition among telecommunications service providers as contemplated by the Telecommunications Act has not been fully realized and there can be no assurance as to the timing and intensity of such competition. The effect on the market for ADC's products also is difficult to predict at this time, and there can be no assurance that competition in ADC's product market will not intensify as a result of such changes in regulation. Changes in current or future laws or regulations, in the United States or elsewhere, could materially and adversely affect ADC's business.

     INTERNATIONAL OPERATIONS. Export sales accounted for 18%, 21% and 21% of ADC's net sales in fiscal 1995, 1996, and 1997, respectively, and ADC expects that export sales may increase as a percentage of net sales in the future. In addition, ADC owns or subcontracts manufacturing operations located in Mexico, Australia, China, Finland, and the United Kingdom. Due to its export sales and its international manufacturing operations, ADC is subject to the risks of conducting business internationally, including unexpected changes in, or impositions of, legislative or regulatory requirements, fluctuations in the U.S. dollar which could materially and adversely affect U.S. dollar revenues or operating expenses, tariffs and other barriers and restrictions, potentially longer payment cycles, greater difficulty in accounts receivable collection, potentially adverse taxes, and the burdens of complying with a variety of foreign laws and telecommunications standards. ADC also is subject to general geopolitical risks, such as political and economic instability and changes in diplomatic and trade relationships, in connection with its international operations. ADC maintains business operations throughout Asia, and has business arrangements in Korea, Indonesia and Malaysia. Economic conditions in these countries, and in Asia in general, which first came to light in November 1997, represent a potential risk to these business arrangements. There can be no assurance that the Company's business arrangements in Asia will not suffer adverse impact from these conditions. There also can be no assurance that such factors will not materially and adversely affect ADC's operations in the future or require ADC to modify significantly its current business practices. In addition, the laws of certain foreign countries may not protect ADC's proprietary technology to the same extent as do the laws of the United States.

     DEPENDENCE ON PROPRIETARY TECHNOLOGY. ADC's future success depends in part upon its proprietary technology. Although ADC attempts to protect its proprietary technology through patents, copyrights and trade secrets, it also believes that its future success will depend upon product development, technological expertise and distribution channels. There can be no assurance that ADC will be able to protect its technology, or that competitors will not be able to develop similar technology independently. ADC has received and may in the future receive from third parties, including some of its competitors, notices claiming that it is infringing third-party patents or other proprietary rights. There can be no assurance that ADC would prevail in any litigation over third-party claims, or that it would be able to license any valid and infringed patents on commercially reasonable terms. Furthermore, litigation, regardless of its outcome, could result in substantial cost to and diversion of effort by ADC. Any litigation or successful infringement claims by third parties could materially and adversely affect ADC's business, operating results and financial condition.

     VOLATILITY OF STOCK PRICE. Based on the trading history of its stock, ADC believes factors such as announcements of new products by ADC or its competitors, quarterly fluctuations in ADC's financial results, customer contract awards, developments in telecommunications regulation and general conditions in the telecommunications equipment industry have caused and are likely to continue to cause the market price of ADC's Common Stock to fluctuate substantially. In addition, telecommunications equipment company stocks have experienced significant price and volume fluctuations that often have been unrelated to the operating performance of such companies. This market volatility may adversely affect the market price of ADC's Common Stock.


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